Exhibit 16.1

May 31, 2019

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of Cloracks Corporation relating to the event described under Item 4.01 of Form 8-K dated May 31, 2019 and we agree with such statements insofar as they relate to our firm.

Respectfully,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Salt Lake City, UT